FOR IMMEDIATE RELEASE	August 5, 2010
Contact: Susan Jordan
732-577-9997

UMH PROPERTIES, INC. REPORTS SECOND QUARTER EARNINGS

FREEHOLD, NEW JERSEY, August 5, 2010.........………UMH Properties, Inc. (NYSE Amex:UMH) reported net income of $3,358,000 or $0.27 per share for the six months ended June 30, 2010, as compared to $80,000 or $0.01 per share for the six months ended June 30, 2009.  Funds from operations (FFO) amounted to $5,440,000 or $0.44 per share for the six months ended June 30, 2010, as compared to $2,154,000 or $0.19, per share for the six months ended June 30, 2009.

A summary of significant financial information for the three and six months ended June 30, 2010 and 2009 is as follows:

For the Three Months Ended

	6/30/10	6/30/09

Total Revenues	$7,863,000	$8,119,000
Total Expenses	$7,137,000	$6,845,000
Gain (Loss) on Securities Transactions, net	$702,000	$(169,000)
Net Income	$1,473,000	$1,179,000
Net Income per Share	$.12	$.11
FFO (1)	$2,552,000	$2,210,000
FFO per Share (1)	$.20	$.20
Weighted Average Shares Outstanding	12,588,000	11,220,000

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  For the Six Months Ended

	6/30/10	6/30/09

Total Revenues	$16,024,000	$15,761,000
Total Expenses	$14,281,000	$13,243,000
Gain (Loss) on Securities Transactions, net	$1,684,000	$(2,450,000)
Net Income	$3,358,000	$80,000
Net Income per Share	$.27	$.01
FFO (1)	$5,440,000	$2,154,000
FFO per Share (1)	$.44	$.19
Weighted Average Shares Outstanding	12,424,000	11,138,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost basis.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and six months ended June 30, 2010 and 2009 is calculated as follows:

	Three Months		Six Months
	6/30/10	6/30/09	6/30/10	6/30/09

Net Income	$1,473,000	$1,179,000	$3,357,000	$80,000
Loss (Gain) on Sales of Depreciable Assets	9,000	10,000	(6,000)	22,000
Depreciation Expense	1,070,000	1,021,000	2,089,000	2,052,000

FFO	$2,552,000	$2,210,000	$5,440,000	$2,154,000

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The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2010 and 2009:

	2010	2009

Operating Activities	$2,760,000	$6,844,000
Investing Activities	(14,075,000)	(4,467,000)
Financing Activities	10,211,000	(350,000)

Samuel A. Landy, President, stated, “We are pleased with our 2010 results to date.  FFO per share amounted to $0.44 for the six months ended June 30, 2010 as compared to $.19 for the six months ended June 30, 2009.  We purchased two communities in June; Sunny Acres, a 207-site community in Somerset, PA, and Suburban Estates, a 200-site community in Greensburg, PA.  These two high-quality, well-occupied communities are an excellent fit to our existing portfolio.  Our securities portfolio has performed well, with an unrealized gain of approximately $3,400,000 at quarter end.  We have continued to strengthen our already strong balance sheet.  We now have 16 unencumbered assets, approximately $3 million in cash, over $33 million in REIT securities subject to margin and bank loans of $11 million, an unused $5 million line of credit, and a low leverage ratio of approximately 46% debt to total market cap.  Our occupancy rate remained unchanged from year-end at 78%. However, we anticipate that falling conventional homeownership rates will translate into increased demand for our homesites.  UMH is well positioned for continued growth and we are actively seeking opportunistic investments.”

UMH, a publicly-owned REIT, owns and operates thirty manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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